Exhibit 99.1

Press Release

Release date: November 14, 2016

Communications Sales & Leasing, Inc. Reports 2016 Third Quarter Results

•	Revenues of $200.2 Million For the Quarter; Net Loss of $0.03 Per Diluted Common Share
•	Reported AFFO Per Diluted Common Share of $0.65 For the Quarter
•	Announced $65 Million Acquisition of Portfolio of 359 Wireless Towers
•	Closed Acquisition of Tower Cloud
•	Successfully Repriced $2.1 Billion of Term Loans
•	Increased 2016 Full Year Outlook

LITTLE ROCK, Ark., November 14, 2016 (GLOBE NEWSWIRE) -- Communications Sales & Leasing, Inc. ("CS&L" or the “Company”) (Nasdaq: CSAL) today announced its results for the third quarter of 2016.

THIRD QUARTER RESULTS

Revenues for the quarter ended September 30, 2016 were $200.2 million.  Net loss and Adjusted EBITDA was $2.3 million and $175.7 million, respectively, for the same period.  Net loss attributable to common shares was $4.1 million, or ($0.03) per diluted share, for the period.  Adjusted Funds From Operations (“AFFO”) attributable to common shares was $99.7 million, or $0.65 per diluted common share.  Normalized FFO (“NFFO”) attributable to common shares, which excludes transaction related costs, was $94.0 million, or $0.61 per diluted common share.

Uniti Fiber contributed $25.2 million of revenues and $9.3 million of Adjusted EBITDA for the third quarter of 2016.  Uniti Fiber’s results include the operations of Tower Cloud, Inc. (“Tower Cloud”) for the month of September following its acquisition on August 31, 2016, and the operations of PEG Bandwidth (“PEG”) following its acquisition on May 2, 2016.

INVESTMENT ACTIVITIES

NMS Acquisition

The Company also announced today that it entered into a definitive agreement to acquire privately-held Network Management Holdings LTD (“NMS”).  NMS currently owns and operates 359 wireless communications towers in Latin America with an additional 114 build to suit tower sites under development.  The NMS portfolio spans three Latin America countries with 313 towers in Mexico, 55 in Nicaragua, and 105 in Colombia.  The entire portfolio, when fully completed, is expected to generate approximately $7.9 million of annual revenue, including pass through costs, and $4.4 million of annual tower cash flow, as defined in the purchase agreement.  The initial consideration for the 359 wireless towers currently in operation is expected to be approximately $65 million.  Under the terms of the purchase agreement, the Company will acquire the towers under development when construction is completed.  The Company intends to initially fund the transaction through borrowings under its revolving credit facility.

“This portfolio is a very attractive investment for our tower business with nearly 90% of the revenues from the major wireless carriers, and approximately 60% from existing CSAL customers” said Kenny Gunderman, President and Chief Executive Officer of CS&L.  “This portfolio further positions us to benefit from growth opportunities in Latin America as the wireless carriers continue to deploy mission critical communication infrastructure.”  CS&L’s tower business will now operate under the name Uniti Towers and will be led by Lawrence Gleason as President.

The NMS transaction is subject to customary terms and conditions.  The transaction consideration is subject to changes in the currency exchange rate between the U.S. dollar and both the Mexican peso and Colombian peso, within certain limits.  The transaction is expected to close in the first quarter of 2017.

Tower Cloud

On August 31, 2016, the Company closed the acquisition of Tower Cloud for initial consideration of $188 million of cash and the issuance of 1.9 million common shares.  As previously announced, Tower Cloud and PEG now operate as a unified organization under the Uniti Fiber brand name.

FINANCING TRANSACTIONS

In October 2016, the Company repriced $2.1 billion of term loans outstanding under its senior secured credit agreement.  The interest rate decreased by 50 basis points to LIBOR plus 3.50% per annum (with a LIBOR minimum of 1.0%).  The Company also amended its credit agreement to allow CS&L to operate through an UpREIT structure in the future.

At quarter-end, we had $341 million of liquidity consisting of $41 million of unrestricted cash and cash equivalents, and $300 million of undrawn borrowing capacity under our revolving credit facility.  Our leverage ratio at quarter end was 5.7x based on Net Debt to Annualized Adjusted EBITDA.

As previously reported, on November 8, 2016 the Company’s Board of Directors declared a quarterly cash dividend of $0.60 per common share, payable on January 13, 2017 to stockholders of record on December 30, 2016.

OUTLOOK

We expect full year 2016 net income attributable to common shares to range between $0.01 and $0.03 per diluted share.  AFFO is expected to range between $2.60 and $2.62 per diluted common share, and Normalized FFO is expected to range between $2.48 and $2.50 per diluted common share for the same period.  We expect Uniti Fiber’s contribution to our 2016 operating results to be approximately $71 million in revenues and $27 million of Adjusted EBITDA.

Our current outlook excludes the impact of NMS and any future acquisitions and capital market transactions.

CONFERENCE CALL

CS&L will hold a conference call today to discuss this earnings release at 8:30 AM Eastern Time (7:30 AM Central Time).  The dial-in number for the conference call is (844) 513-7153 (or (508) 637-5603 for international callers) and the conference ID is 89172603.  The conference call will be webcast live and can be accessed on the Company’s website at www.cslreit.com.  A replay of the webcast will be available following the call on the Company’s website or by calling (855) 859-2056 (or (404) 537-3406 for international callers) and the conference ID is 89172603, beginning on November 14, 2016 at approximately 2:00 pm Eastern Time and will remain available for 14 days.

ABOUT CS&L

CS&L, an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of wireless infrastructure solutions for the communications industry.  CS&L currently owns 4.2 million fiber strand miles, 86 wireless towers, and other communications real estate throughout the United States and Mexico. Additional information about CS&L can be found on its website at www.cslreit.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release and the conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations regarding CS&L’s financial position, results of operations, market position, growth opportunities, economic conditions and other similar forecasts and statements of expectation, including, but not limited to, expectations regarding CS&L’s full year fiscal 2016 financial results and the anticipated closing of the NMS transaction.

Words such as "anticipate(s)," "expect(s)," "intend(s)," “estimate(s),” “foresee(s),” "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements.  These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.  Factors which could materially alter our expectations with regard to the forward-looking statements or which could cause actual results to differ materially from our expectations include, but are not limited to: the ability and willingness of any customers to meet and/or perform their obligations under any contractual arrangements that are entered into with us, including master lease arrangements; the ability of our customers to comply with laws, rules and regulations in the operation of the assets we lease to them; the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms; our ability to generate sufficient cash flows to service our outstanding indebtedness; our ability to access debt and equity capital markets; changes in the credit ratings of CS&L and our customers; fluctuating interest rates; our ability to retain key management personnel; our ability to qualify or maintain our status as a real estate investment trust (“REIT”); changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; other risks inherent in ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; the risk that we fail to fully realize the potential benefits of M&A transactions or have difficulty integrating acquired companies; the risk that the NMS transaction agreements may be modified or terminated prior to expiration; risks related to satisfying the conditions to the NMS transaction, and additional factors discussed in the Risk Factors sections of our reports filed with the SEC.

CS&L expressly disclaims any obligation to release publicly any updates or revisions to any of the forward looking statements set forth in this release to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

NON-GAAP PRESENTATION

This release contains certain supplemental measures of performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  Such measures should not be considered as alternatives to GAAP.  Further information with respect to and reconciliations of such measures to the nearest GAAP measure can be found herein.

Communications Sales & Leasing, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2016	December 31, 2015
Assets:
Property, plant and equipment, net	$2,694,141	$2,372,651
Cash and cash equivalents	40,762	142,498
Accounts receivable, net	15,846	2,083
Goodwill	263,459	–
Intangible assets, net	162,941	10,530
Straight-line revenue receivable	24,969	11,795
Other assets	15,416	3,079
Total Assets	$3,217,534	$2,542,636

Liabilities, Convertible Preferred Stock and Shareholders’ Deficit
Liabilities:
Accounts payable, accrued expenses and other liabilities	$37,925	$10,409
Accrued interest payable	57,528	24,440
Deferred revenue	213,889	67,817
Derivative liability	68,758	5,427
Dividends payable	94,470	90,507
Deferred income taxes	31,390	5,714
Capital lease obligations	55,215	–
Contingent consideration	98,600	–
Notes and other debt, net	3,846,711	3,505,228
Total Liabilities	4,504,486	3,709,542

Commitments and contingencies

Convertible preferred stock, Series A, $0.0001 par value, 88 shares authorized, issued and outstanding, $87,500 liquidation value	79,807	–

Shareholder’s Deficit:
Preferred stock, $ 0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $ 0.0001 par value, 500,000 shares authorized, issued and outstanding: 155,123 shares at September 30, 2016 and 149,862 at December 31, 2015	15	15
Additional paid-in capital	140,466	1,392
Accumulated other comprehensive loss	(68,938)	(5,427)
Distributions in excess of accumulated earnings	(1,438,302)	(1,162,886)
Total shareholders’ deficit	(1,366,759)	(1,166,906)
Total Liabilities, Convertible Preferred Stock and Shareholders’ Deficit	$3,217,534	$2,542,636

Communications Sales & Leasing, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended	Period from April 24 to
	2016	2015	September 30, 2016	September 30, 2015
Revenues:
Leasing	$169,525	$166,959	$507,216	$291,131
Fiber infrastructure	25,219	–	38,995	–
Consumer CLEC	5,496	6,675	17,277	11,251
Total revenues	200,240	173,634	563,488	302,382

Costs and expenses:
Interest expense	70,522	66,511	204,607	115,307
Depreciation and amortization	96,723	87,271	275,448	151,715
General and administrative expense	10,191	4,229	23,619	7,390
Operating expense	15,704	5,148	30,322	8,889
Transaction related costs	9,315	804	24,435	877
Total costs and expenses	202,455	163,963	558,431	284,178

(Loss) income before income taxes	(2,215)	9,671	5,057	18,204
Income tax expense	128	268	899	500
Net (loss) income	(2,343)	9,403	4,158	17,704
Participating securities’ share in earnings	(407)	(430)	(1,164)	(755)
Dividends declared on convertible preferred stock	(649)	–	(1,087)	–
Amortization of discount on convertible preferred stock	(745)	–	(1,241)	–
Net (loss) income applicable to common shareholders	$(4,144)	$8,973	$666	$16,949

(Loss) earnings per common share:
Basic	$(0.03)	$0.06	$0.00	$0.11
Diluted	$(0.03)	$0.06	$0.00	$0.11

Weighted average number of common shares outstanding:
Basic	153,878	149,834	151,578	149,831
Diluted	153,878	149,834	151,716	149,831

Dividends declared per common share	$0.60	$0.60	$1.80	$1.04

Communications Sales & Leasing, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30, 2016	Period from April 24 to September 30, 2015
Cash flow from operating activities:
Net income	$4,158	$17,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	275,448	151,715
Amortization of deferred financing costs	5,640	3,039
Amortization of debt discount	5,964	3,253
Deferred income taxes	836	(672)
Straight-line revenues	(13,174)	(7,497)
Stock-based compensation	3,478	1,117
Other	22	–
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4,435)	217
Other assets	(4,951)	(1,664)
Accounts payable, accrued expenses and other liabilities	27,565	54,047
Net cash provided by operating activities	300,551	221,259

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(489,538)	–
Consideration paid to Windstream Services	–	(1,035,029)
Capital expenditures	(19,204)	(712)
Net cash used in investing activities	(508,742)	(1,035,741)

Cash flows from financing activities:
Principal payment on debt	(16,744)	(5,350)
Dividends paid	(273,692)	(66,522)
Proceeds from issuance of Term Loans	–	1,127,000
Proceeds from issuance of Notes	148,875	–
Borrowings under revolving credit facility	521,000	–
Payments under revolving credit facility	(321,000)	–
Capital lease payments	(945)	–
Deferred financing costs	(2,946)	(30,018)
Common stock issuance, net of costs	54,211	(516)
Net share settlement	(2,123)	(113)
Cash in-lieu of fractional shares	–	(19)
Net cash provided by financing activities	106,636	1,024,462

Effect of exchange rate changes on cash and cash equivalents	(181)	–
Net (decrease) increase in cash and cash equivalents	(101,736)	209,980
Cash and cash equivalents at beginning of period	142,498	18
Cash and cash equivalents at end of period	$40,762	$209,998

Non-cash investing and financing activities:
Property and equipment acquired but not yet paid	$4,403	$–
Tenant capital improvements	$112,200	$41,289
Acquisition of businesses through non-cash consideration	$259,996	$–
Issuance of notes and other debt to Windstream Services, net of deferred financing costs ($34,681)	$–	$2,412,829

Communications Sales & Leasing, Inc.

Reconciliation of Net Income to FFO, NFFO and AFFO

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended	Period from April 24 to
	2016	2015	September 30, 2016	September 30, 2015
Net (loss) income applicable to common shareholders	$(4,144)	$8,973	$666	$16,949
Real estate depreciation and amortization	88,846	86,307	261,678	150,108
Participating securities’ share in earnings	407	430	1,164	755
Participating securities’ share in FFO	(394)	(456)	(1,164)	(808)
FFO applicable to common shareholders	84,715	95,254	262,344	167,004
Transaction related costs	9,315	804	24,435	877
NFFO applicable to common shareholders	94,030	96,058	286,779	167,881
Amortization of deferred financing costs	1,959	1,767	5,640	3,039
Amortization of debt discount	2,038	1,887	5,964	3,253
Stock based compensation	1,331	779	3,478	1,117
Non-real estate depreciation and amortization	7,877	964	13,770	1,607
Straight-line revenues	(4,547)	(4,297)	(13,174)	(7,497)
Maintenance capital expenditures	(1,415)	–	(2,095)	–
Amortization of discount on convertible preferred stock	745	–	1,241	–
Other non-cash revenue, net	(2,333)	(149)	(4,842)	(114)
AFFO applicable to common shareholders	$99,685	$97,009	$296,761	$169,286

Per diluted common share:
EPS	$(0.03)	$0.06	$0.00	$0.11
FFO	$0.55	$0.64	$1.73	$1.11
NFFO	$0.61	$0.64	$1.89	$1.12
AFFO	$0.65	$0.65	$1.96	$1.13

Weighted average common shares used to calculate basic Earnings per common share	153,878	149,834	151,578	149,831
Effect of dilutive non-participating securities	149	–	138	–
Weighted average common shares used to calculate diluted FFO, NFFO and AFFO per common share	154,027	149,834	151,716	149,831

Communications Sales & Leasing, Inc.

Reconciliation of EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended	Period from April 24 to
	2016	2015	September 30, 2016	September 30, 2015
Net (loss) income	$(2,343)	$9,403	$4,158	$17,704
Depreciation and amortization	96,723	87,271	275,448	151,715
Interest expense	70,522	66,511	204,607	115,307
Income tax expense	128	268	899	500
EBITDA	165,030	163,453	485,112	285,226
Stock based compensation	1,331	779	3,478	1,117
Transaction related costs	9,315	804	24,435	877
Adjusted EBITDA	$175,676	$165,036	$513,025	$287,220

Adjusted EBITDA:
Leasing	$165,190	$163,509	$494,377	$284,858
Fiber Infrastructure	9,273	-	14,773	-
Consumer CLEC	1,213	1,527	3,875	2,362
	$175,676	$165,036	$513,025	$287,220

Annualized Adjusted EBITDA(1)	$702,704

As of September 30, 2016:
Total Debt(2)	$4,028,465
Cash and cash equivalents	40,762
Net Debt	$3,987,703

Total Debt/Annualized Adjusted EBITDA	5.7x

Net Debt/Annualized Adjusted EBITDA	5.7x

(1)

Calculated as Adjusted EBITDA for the most recently reported three-month period, multiplied by four.  Annualized Adjusted EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X.

(2)	Includes $55.2 million of capital leases, but excludes $126.5 million of unamortized discounts and deferred financing costs.

Communications Sales & Leasing, Inc.

Projected Future Results (1)

(Per Diluted Share)

Year Ended December 31, 2016
Net income applicable to common shareholders	$0.01 to $0.03
Real estate depreciation and amortization	2.31
Participating securities share in earnings	0.01
Participating securities share in FFO	(0.01)
FFO applicable to common shareholders(2)	$2.32 to $2.34
Transaction related costs	0.16
NFFO applicable to common shareholders(2)	$2.48 to $2.50
Amortization of deferred financing costs and debt discount	0.10
Stock based compensation	0.03
Non-real estate depreciation and amortization	0.16
Straight-line revenues	(0.11)
Maintenance capital expenditures	(0.02)
Amortization of discount on convertible preferred stock	0.01
Other non-cash revenue, net	(0.04)
AFFO applicable to common shareholders(2)	$2.60 to $2.62

Weighted average common shares used to calculate diluted Earnings, FFO, NFFO and AFFO per common share (in thousands)	152,472

1.

The foregoing projections reflect management’s outlook but excluding the impact of future acquisitions, capital market transactions, changes in market conditions, and other factors.  These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.

2.	The components of projected future results may not add to FFO, NFFO and AFFO applicable to common shareholders due to rounding

NON-GAAP FINANCIAL MEASURES

We refer to EBITDA, Adjusted EBITDA, Funds From Operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), Normalized Funds From Operations (“NFFO”) and Adjusted Funds From Operations (“AFFO”) in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Adjusted EBITDA, FFO, NFFO and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.

We define “EBITDA” as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before stock-based compensation expense and the impact, which may be recurring in nature, of transaction related costs, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. In addition, Adjusted EBITDA is calculated similar to defined terms in our material debt agreements used to determine compliance with specific financial covenants.  Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as alternatives to net income determined in accordance with GAAP.

Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income applicable to common shareholders computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT’s definition.

The Company defines NFFO, as FFO excluding the impact, which may be recurring in nature, of transaction related costs. The Company defines AFFO, as NFFO excluding (i) non-cash revenues and expenses such as stock-based compensation expense, amortization of debt and equity discounts, amortization of deferred financing costs, depreciation and amortization of non-real estate assets, straight line revenues, revenue associated with the amortization of tenant capital improvements and (ii) the impact, which may be recurring in nature, of maintenance capital expenditures, the write-off of unamortized deferred financing fees, additional costs incurred as a result of early repayment of debt, changes in the fair value of contingent consideration and financial instruments and similar items. We believe that the use of FFO, NFFO and AFFO, and their respective per share amounts, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and analysts, and makes comparisons of operating results among such companies more meaningful. We consider FFO, NFFO and AFFO to be useful measures for reviewing comparative operating performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as transaction related costs. The Company uses FFO, NFFO and AFFO, and their respective per share amounts, only as performance measures, and FFO, NFFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. While FFO, NFFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance.

Further, our computations of EBITDA, Adjusted EBITDA, FFO, NFFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Adjusted EBITDA, NFFO and AFFO differently than we do.

Annual Tower Cash Flow, as defined in the NMS purchase agreement, represents annualized gross rents from tower leases less direct tower related expenses, including pass through ground rent expense if applicable.

INVESTOR CONTACT:

Mark A. Wallace, 501-850-0866

Executive Vice President, Chief Financial Officer & Treasurer

mark.wallace@cslreit.com